SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2003

BPP LIQUIDATING TRUST

(Exact name of Registrant as specified in charter)

Maryland	1-9524	02-6148466
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

3633 Camino del Rio South, Suite 205, San Diego, California 92108
(Address of principal executive offices) (Zip Code)

(619) 641-1141
(Registrant’s telephone number, including area code)

N/A
(Former name, former address and former fiscal year, if changed since last report)

ITEM 5.   Other Events and Required FD Disclosure.

On September 29, 2003, the sole remaining property of BPP Liquidating Trust (the “Trust”), Simi Valley Plaza Center (the “Simi Property”), an approximately 216,682 square foot community shopping center located in Simi Valley, California, was sold under the circumstances described below.

In June 2002, the Trust allowed control of the Simi Property to be transferred to a Receiver, although the Trust continued to hold fee title to the property.

In August 2003, the Trust negotiated and received a payment of $400,000 in consideration for not transferring its interest in the Simi Property during negotiations relating to the sale of the note (the “Note”) on the Simi Property.  In September 2003, the Trust was informed that the holder of the Note sold the Note to an outside third party, and the buyer of the Note subsequently sold the Simi Property, through auction, on September 29, 2003.

The sale of the Simi Property terminated the Trust’s ownership interest in the property.  At the time the Simi Property was transferred to the Receiver, the Trust wrote down its net realizable value to the mortgage amount.  Accordingly, the only impact on the financial operations of the Trust related to the sale of the Simi Property was the receipt of the $400,000 fee described above.

The trustees of the Trust have determined to make a liquidating distribution in the amount of $0.10 per unit to the registered beneficiaries of the Trust.  The trustees anticipate that this distribution will be paid on or about October 15, 2003.  A letter from the trustees of the Trust to the registered beneficiaries regarding the distribution and related matters will accompany the payment of the distribution.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be filed on its behalf by the undersigned thereunto duly authorized.

BPP LIQUIDATING TRUST

Dated:	October 7, 2003	By:	/s/ SCOTT C. VERGES
		Name:	Scott C. Verges
		Title:	Co-Trustee

		By:	/s/ DOUGLAS P. WILSON
		Name:	Douglas P. Wilson
		Title:	Co-Trustee